Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
November 07, 2007
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION ANNOUNCES
THIRD QUARTER RESULTS

Dover, Delaware— Chesapeake Utilities Corporation (NYSE: CPK) today announced a $301,000, or $0.06 per share (diluted), improvement in its results for the third quarter of 2007, when compared to the third quarter of 2006.  The Company’s net loss for the third quarter was $356,000, or $0.05 per share (diluted), compared to a net loss of $657,000, or $0.11 per share (diluted), for the third quarter in 2006.  Chesapeake’s Delmarva natural gas distribution and propane distribution operations typically experience seasonal losses during the third quarter, because heating customers do not require gas in the summer months.

For the nine months ended September 30, 2007, net income increased $2.5 million, or 39 percent, when compared to the same period in 2006. Net income for the first nine months in 2007 was $9.1 million, or $1.34 per share (diluted), compared to a net income of $6.6 million, or $1.10 per share (diluted), for the same period in 2006.  The increase in earnings for the first nine months of 2007 reflects higher operating income for the Company’s natural gas and propane segments from continued growth and colder temperatures on the Delmarva Peninsula, which increased volumes sold to customers. The Company estimates that the growth and colder weather contributed $4.6 million and $1.8 million, respectively, to gross margin during the first nine months of 2007.

Highlights during the quarter included:

•
Gross margin for the Company’s natural gas transmission operation, Eastern Shore Natural Gas Company (“ESNG”), increased by approximately $918,000 over the third quarter 2006 due to the implementation of additional firm transportation services in November of 2006.

•
Customer growth in the natural gas and propane businesses remained strong, with the Delmarva natural gas distribution operations showing a seven percent increase in residential customers over the third quarter of 2006; and the Delmarva propane Community Gas Systems generating a 27 percent increase in customers over the third quarter of 2006.

•
On August 21, 2007, the Delaware Public Service Commission authorized the Company to implement increased rates, subject to refund, pending further proceedings on the Company’s July 6, 2007 rate filing.

•	Continued capital investment to support customer growth resulted in an increase of $3.6 million in net property, plant and equipment during the quarter.

•
For the fourth consecutive year, ESNG was honored with the 2006 Safety Achievement Award in the category of small-size transmission companies by the American Gas Association (“AGA”) at the 2007 AGA Operations Conference and Biennial Exhibition.

“Our strong financial performance during the quarter comes from the continued customer growth in our regulated natural gas utility operations that consistently exceeds the industry averages and from the strong performance of our propane segment,” stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation.  “We are pleased with the returns from our continued capital investments at each of our business segments and the opportunities that exist for further investment and the potential returns that we see for shareholders from these opportunities.”

The discussions of the results for the periods ended September 30, 2007 and 2006 use the terms “gross margin.” “Gross margin” is a non-GAAP financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart.

Comparative results for the quarters ended September 30, 2007 and 2006

Operating income was $986,000 for the third quarter of 2007, compared to $322,000 for the same period in 2006, representing an increase of $663,000, or 206 percent. Gross margin increased $2.2 million, or 17 percent, compared to 2006, primarily due to continued customer growth and increased rates charged to our natural gas and propane customers.

Natural Gas Operations

Natural gas operating income for the quarter increased $358,000, or 20 percent, on gross margin growth of $1.3 million, compared to the third quarter of 2006. Factors contributing to the period-over-period increase in gross margin include:

Gross margin for the three months ended September 30, 2006	$10,033,000
Growth	1,168,000
Rate increase	213,000
Other	(42,000)
Gross margin for the three months ended September 30, 2007	$11,372,000

▪
The natural gas segment continues to experience strong growth primarily due to the natural gas transmission operation adding $918,000 to gross margin during this period from new transportation capacity contracts implemented in November of 2006.  The Delmarva and Florida natural gas distribution operations also experienced growth, primarily in residential customers, which contributed $250,000 to gross margin in the third quarter of 2007 compared to the third quarter of 2006.

▪
Rate increases for the Company’s Delaware and Maryland natural gas distribution operations and its natural gas transmission operation contributed an additional $213,000 to gross margin in the third quarter of 2007 compared to the third quarter of 2006.

Other operating expenses for the natural gas segment increased in the third quarter of 2007 compared to the same period in 2006 as it incurred additional costs of $653,000, or eight percent increase, primarily to support the continued customer growth and $328,000, or four percent increase, to comply with the new federal pipeline integrity regulations.  The costs associated with customer growth include higher payroll and incentive compensation, benefits, depreciation, and property taxes.

Propane Operations

The propane segment incurred a seasonal operating loss of $1.4 million, representing a reduction of $381,000, or 21 percent, in the loss for the third quarter of 2007 compared to that experienced during the same period in 2006. Gross margin growth of $656,000 was partially offset by an increase in other operating expenses of $275,000.  Factors contributing to the period-over-period increase in gross margin include:

Gross margin for the three months ended September 30, 2006	$1,883,000
Increase in margin per retail gallon	222,000
Propane wholesale & marketing	130,000
Growth	121,000
Other	183,000
Gross margin for the three months ended September 30, 2007	$2,539,000

▪
Gross margin increased by $222,000 in the third quarter of 2007 compared to the same period in 2006 because of increases in the average gross margin per retail gallon. Gross margin per retail gallon increased as a result of market prices for propane, during the current quarter, rising to levels above the Company’s inventory price per gallon.

▪
Increased market opportunities that arose in the third quarter of 2007, due to price volatility in the propane wholesale market, resulted in $130,000 of additional gross margin from the wholesale marketing operation.

▪
The propane segment experienced growth as the volumes sold in the third quarter of 2007 increased by 164,000 gallons, or 8 percent.  This increase in gallons sold contributed approximately $121,000 to gross margin compared to the third quarter of 2006.  Contributing to the increase of gallons sold was the continued customer growth for the Delmarva Community Gas Systems (“CGS”).  The average number of customers increased by 1,055 to a total count of approximately 4,998, or a 27 percent increase, compared to the third quarter of 2006.

Other operating expenses for the propane unit increased for the quarter by $275,000, or 7 percent, compared to the third quarter of 2006, primarily due to increases in incentive compensation, health care costs, propane tank maintenance and recertifications, and depreciation expense.

Advanced Information Services

The advanced information services segment experienced gross margin growth of approximately $352,000, or 23 percent, and contributed operating income of $239,000 for the third quarter of 2007.  Period-over-period increases in revenue and gross margin were more than offset by increases in other operating expenses. Consequently, operating income decreased by $83,000 compared to the same period in 2006. The improved gross margin reflects an increase in consulting revenues, as the number of billable hours increased 18 percent, and additional income from Managed Database Administration (“MDBA”) services. The advanced information services segment began the MDBA service in 2006 to provide third parties with professional database monitoring and support solutions.  The higher operating expenses are primarily due to costs to support the segment’s growth and an increase of $228,000 in allowance for uncollectible accounts associated with a customer in the mortgage lending industry that filed for bankruptcy in the third quarter of 2007.

Interest Expense

Interest expense for the third quarter of 2007 increased approximately $356,000, or 27 percent, compared to the same period in 2006. The higher interest expense was primarily due to a higher amount of interest capitalized in the third quarter of 2006 for debt that was incurred on capital projects.

Comparative results for the nine months ended September 30, 2007 and 2006

Operating income was $19.2 million for the first nine months of 2007, compared to $15.1 million for the same period in 2006, representing an increase of $4.1 million, or 27 percent. Gross margin increased $9.2 million, or 17 percent, compared to 2006, primarily due to continued customer growth, increased rates, and the positive impact of colder weather experienced in the first nine months of 2007.

Natural Gas Operations

Natural gas operating income for the first nine months of 2007 increased $2.5 million, or 19 percent, on gross margin growth of $5.5 million, compared to the same period in 2006. Factors contributing to the period-over-period increase in gross margin include:

Gross margin for the nine months ended September 30, 2006	$37,890,000
Growth	4,066,000
Weather	801,000
Rate increases	821,000
Other	(230,000)
Gross margin for the nine months ended September 30, 2007	$43,348,000

▪
The natural gas segment continues to experience strong growth as the natural gas transmission operation contributed $2.8 million to gross margin during the period from new transportation capacity contracts implemented in November of 2006.  Growth for the Delmarva and Florida natural gas distribution operations also contributed $900,000 to gross margin in the first nine months of 2007 compared the same period in 2006.

▪
Weather contributed to the increase in gross margin in the first nine months of 2007 compared to the same period in 2006, as temperatures on the Delmarva Peninsula were 20 percent colder in 2007. The Company estimates that the colder temperatures contributed approximately $801,000 to gross margin when compared to the same period in 2006.

▪
Rate increases for the Company’s Maryland and Delaware natural gas distribution operations and its natural gas transmission operation contributed $821,000 in additional gross margin in the first nine months of 2007.

Other operating expenses for the natural gas segment increased $3.0 million, or 12 percent, for the first nine months of 2007 compared to the same period in 2006, due primarily to costs to support the customer growth, including higher payroll and incentive compensation, benefits, depreciation, property taxes, and regulatory expenses.  These increases were magnified by a $190,000 decrease in expenses for the first nine months of 2006 that resulted from the Company’s approval from the FERC to a defer of pre-service costs related to the Energylink Expansion Project, which was approved in the second quarter of 2006.  The Energylink Expansion Project proposes the construction of approximately 75 miles of new pipeline facilities to transport natural gas from Calvert County, Maryland, crossing under the Chesapeake Bay into Dorchester and Caroline Counties, Maryland, to points on the Delmarva Peninsula where such facilities would interconnect with the Company’s existing facilities in Sussex County, Delaware.

Propane Operations

Propane operating income for the first nine months increased $1.7 million, or 147 percent, on gross margin growth of $3.2 million, compared to the same period in 2006. Factors contributing to the period-over-period increase in gross margin include:

Gross margin for the nine months ended September 30, 2006	$12,494,000
Weather	965,000
Increase in margin per retail gallon	921,000
Growth	630,000
Propane wholesale & marketing	497,000
Other	185,000
Gross margin for the nine months ended September 30, 2007	$15,692,000

▪
Temperatures on the Delmarva Peninsula were 20 percent colder in the first nine months of 2007 compared the same period in 2006, which contributed to increased sales of 1.4 million gallons, or 10 percent, during this period in 2007 compared to the same period in 2006. The Company estimates that the colder weather and increased volumes sold contributed $965,000 to gross margin for the Delmarva propane distribution operation compared to the first nine months of 2006.

▪
Gross margin increased by $921,000 in the first nine months of 2007 compared to the same period in 2006 because of improvements in the average gross margin per retail gallon. Gross margin per retail gallon increased as a result of market prices for propane rising to levels greater than the Company’s average inventory price per gallon.

▪
The propane segment experienced growth as the volumes sold in the first nine months of 2007 increased by 1.0 million gallons, or 7 percent.  This increase in gallons sold contributed approximately $630,000 to gross margin compared to the first nine months of 2006.  Contributing to the increase of gallons sold is the continued customer growth for the Delmarva Community Gas Systems (“CGS”). The average number of CGS customers increased by 1,021 to a total count of approximately 4,784, or a 27 percent increase, compared to the same period in 2006.

▪
Gross margin for the Company’s propane wholesale marketing operation increased by $497,000 for the first nine months of 2007 compared to the same period in 2006. The higher gross margin reflects the market opportunities that arose in 2007 due to price volatility in the propane wholesale market.

Other operating expenses of the propane unit increased for the first nine months of 2007 by $1.5 million, or 13 percent, compared to the first nine months of 2006, primarily due to an increase in costs to support customer growth, including higher payroll and incentive compensation, benefits, depreciation, and tank maintenance and recertifications. This expense variation was magnified by the recovery of $387,000 in fixed costs in 2006 from one of our propane suppliers in response to a propane contamination incident in March 2006, which resulted in lower expenses in 2006.

Advanced Information Services

The advanced information services segment experienced gross margin growth of approximately $977,000, or 24 percent, and contributed operating income of $466,000 for the first nine months of 2007.  Period-over-period increases in revenue and gross margin were more than offset by increases in other operating expenses. Consequently, operating income decreased by $43,000 compared to the same period in 2006. The improved gross margin reflects an increase in consulting revenues, as the number of billable hours increased 17 percent, and additional income from MDBA services. The higher operating expenses are due primarily to an increase in costs to support the segment’s growth and an increase of $228,000 in allowance for uncollectible account associated with a customer in the mortgage lending industry that filed for bankruptcy in the third quarter of 2007.

Interest Expense

Interest expense for the first nine months of 2007 increased approximately $556,000, or 13 percent, compared to the same period in 2006. The higher interest expense was primarily due to:

▪	The amount of interest expense capitalized for debt incurred on capital projects in first nine months of 2006 was $267,000 higher the same period in 2007.

▪	An increase in the average long-term debt balance in 2007 compared to 2006, partially offset by lower average interest rates on long-term debt; and

▪	Higher average short-term interest rates, partially offset by a decrease in the average short-term debt balance.

Condensed Consolidated Statements of Income
For the Periods Ended September 30, 2007 and 2006
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	Third Quarter		Year to Date
	2007	2006	2007	2006
Operating Revenues	$41,419	$35,142	$187,448	$170,395

Operating Expenses
Cost of sales, excluding costs below	25,827	21,759	123,992	116,188
Operations	10,530	9,292	31,371	27,558
Maintenance	512	513	1,657	1,541
Depreciation and amortization	2,145	2,044	6,828	6,059
Other taxes	1,419	1,211	4,303	3,888
Total operating expenses	40,433	34,819	168,151	155,234
Operating Income	986	323	19,297	15,161
Other income (loss), net of other expenses	(13)	(12)	278	131
Interest charges	1,696	1,340	4,890	4,334
Income (Loss) Before Income Taxes	(723)	(1,029)	14,685	10,958
Income taxes	(367)	(372)	5,568	4,386
Income (Loss) from Continuing Operations	(360)	(562)	9,139	6,783
Gain (loss) from discontinued
operations, net of income taxes	4	(95)	(22)	(211)
Net Income (Loss)	$(356)	$(657)	$9,117	$6,572

Basic weighted average shares outstanding	6,755	5,973	6,733	5,945
Diluted weighted average shares outstanding	6,755	5,973	6,846	6,070

Earnings (Loss) Per Share - Basic
From continuing operations	$(0.05)	$(0.09)	$1.35	$1.14
From discontinued operations	-	(0.02)	-	(0.03)
Net Income (Loss)	$(0.05)	$(0.11)	$1.35	$1.11

Earnings (Loss) Per Share - Diluted
From continuing operations	$(0.05)	$(0.09)	$1.34	$1.13
From discontinued operations	-	(0.02)	-	(0.03)
Net Income (Loss)	$(0.05)	$(0.11)	$1.34	$1.10

Supplemental Income Statement Data
For the Periods Ended September 30, 2007 and 2006
Dollars in Thousands
(Unaudited)

	Third Quarter		Year to Date
	2007	2006	2007	2006
Gross Margin (1)
Natural Gas	$11,372	$10,033	$43,348	$37,890
Propane	2,540	1,883	15,693	12,494
Advanced Information Services	1,898	1,546	5,018	4,041
Other	(218)	(79)	(603)	(218)
Total Gross Margin	$15,592	$13,383	$63,456	$54,207

Operating Income (Loss)
Natural Gas	$2,119	$1,761	$15,727	$13,256
Propane	(1,445)	(1,826)	2,883	1,166
Advanced Information Services	239	322	466	510
Other	73	66	221	229
Total Operating Income	$986	$323	$19,297	$15,161

Heating Degree-Days — Delmarva Peninsula
Actual	25	45	2,991	2,502
10-year average (normal)	59	60	2,819	2,797
(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Condensed Consolidated Balance Sheets
Dollars and Share Amounts in Thousands
(Unaudited)

Assets	September 30, 2007	December 31, 2006
Property, Plant and Equipment
Natural gas	$282,019	$269,013
Propane	47,240	44,792
Advanced information services	1,133	1,054
Other plant	9,404	9,147
Total property, plant and equipment	339,796	324,006
Less: Accumulated depreciation and amortization	(91,779)	(85,010)
Plus: Construction work in progress	6,720	1,829
Net property, plant and equipment	254,737	240,825

Investments	2,049	2,016

Current Assets
Cash and cash equivalents	905	4,488
Accounts receivable (less allowance for uncollectible accounts of $720 and $662
respectively)	44,946	44,969
Accrued revenue	2,168	4,325
Propane inventory, at average cost	8,181	7,187
Other inventory, at average cost	1,400	1,565
Regulatory assets	1,029	1,276
Storage gas prepayments	8,038	7,393
Income taxes receivable	2,559	1,079
Deferred income taxes	1,087	1,365
Prepaid expenses	4,313	2,281
Mark-to-market energy assets	13,175	1,380
Other current assets	146	175
Total current assets	87,947	77,483

Deferred Charges and Other Assets
Goodwill	674	674
Other intangible assets, net	182	192
Pension	650	591
Long-term receivables	765	824
Other regulatory assets	2,546	1,765
Other deferred charges	2,976	1,215
Total deferred charges and other assets	7,793	5,261

Total Assets	$352,526	$325,585

Condensed Consolidated Balance Sheets
Dollars and Share Amounts in Thousands
(Unaudited)

Capitalization and Liabilities	September 30, 2007	December 31, 2006
Capitalization
Stockholders' equity
Common Stock, par value $0.4867 per share
(authorized 12,000 shares)	$3,291	$3,255
Additional paid-in capital	64,962	61,960
Retained earnings	49,457	46,271
Accumulated other comprehensive income	(335)	(335)
Deferred compensation obligation	1,387	1,119
Treasury stock	(1,387)	(1,118)
Total stockholders' equity	117,375	111,152
Long-term debt, net of current maturities	69,911	71,050
Total capitalization	187,286	182,202

Current Liabilities
Current portion of long-term debt	7,656	7,656
Short-term borrowing	33,138	27,554
Accounts payable	31,425	33,871
Customer deposits and refunds	8,895	7,502
Accrued interest	1,792	832
Dividends payable	1,994	1,939
Accrued compensation	2,623	2,901
Regulatory liabilities	6,511	4,199
Mark-to-market energy liabilities	12,372	1,371
Other accrued liabilities	2,831	2,636
Total current liabilities	109,237	90,461

Deferred Credits and Other Liabilities
Deferred income taxes	27,820	26,517
Deferred investment tax credits	288	328
Other regulatory liabilities	1,037	1,236
Environmental liabilities	865	212
Accrued pension costs	2,263	2,199
Accrued asset removal cost	19,862	18,411
Other liabilities	3,868	4,019
Total deferred credits and other liabilities	56,003	52,922

Total Capitalization and Liabilities	$352,526	$325,585

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.

For more information, contact:
Michael P. McMasters
Senior Vice President & Chief Financial Officer
302.734.6799